Exhibit 4.9

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made and entered into this 8th day of February, 2013, by and between Globalwise Investments, Inc., a Nevada corporation, (the “Company”), and Armstrong Teasdale LLP (“Armstrong Teasdale”), with its primary offices located at 7700 Forsyth Blvd., Suite 1800, St. Louis, Missouri 63105. Armstrong Teasdale and the Company are collectively referred to herein as the “Parties”.

I. RECITALS

WHEREAS, Armstrong Teasdale provided legal services to the Company and/or its affiliates and Armstrong Teasdale is owed Two Hundred Sixty-Two Thousand and 00/100 Dollars ($262,000.00) by the Company and/or its affiliates in connection with and on account of such services rendered by Armstrong Teasdale (the “Services”); and

WHEREAS, the Parties wish to enter into this Agreement in full and complete settlement of any and all claims arising from the Services.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged by the Parties, it is agreed as follows:

II. RELEASE AND DISCHARGE

A. Release and Discharge. In consideration of the receipt by Armstrong Teasdale of the Settlement Fee, the issuance of Shares by the Company in favor and for the benefit of Armstrong Teasdale, and the registration rights granted to Armstrong Teasdale in connection with the issuance of such Shares, all as provided for in Section III below, Armstrong Teasdale completely releases and forever discharges the Company from any and all past, present or future claims, demands, actions, damages, costs, expenses, loss of services and causes of action of any kind or character, whether based on tort, contract or other theory of recovery, whether known or unknown, which have arisen in the past or which may arise in the future, whether directly or indirectly, caused by, connected with or resulting from the Services, as well as any and all rights of set-off, defenses, claims, causes of action, and any other bar to all transactions and dealings as between Armstrong Teasdale and the Company. This release and discharge shall be fully binding and evidence a complete settlement by and between Armstrong Teasdale and the Company; provided, however, that such release and discharge shall be contingent upon satisfaction by the Company of each and every of its obligations as set forth in this Agreement, including but not limited to the payment of the Settlement Fee and the issuance of the Shares. Armstrong Teasdale hereby agrees to indemnify, defend, and hold the Company free and harmless from and against any and all losses, damages, costs, or expenses (including reasonable attorneys’ fees) incurred by the Company as a direct or indirect result of breach of any representation or warranty of Armstrong Teasdale contained in this Agreement and any and all documents, certificates and other agreement relating to same.

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In consideration of the agreement of Armstrong Teasdale to settle any and all claims against the Company arising from providing the Services, the Company, its subsidiaries and affiliates, its officers, employees, directors, agents, and representatives completely release and forever discharge Armstrong Teasdale from any and all past, present or future claims, demands, actions, damages, costs, expenses, loss of services and causes of action of any kind or character, whether based on tort, contract or other theory of recovery, whether known or unknown, which have arisen in the past or which may arise in the future, whether directly or indirectly, caused by, connected with or resulting from the Services or the transactions contemplated by this Agreement, as well as any and all rights of set-off, defenses, claims, causes of action, and any other bar to all transactions and dealings as between the Company and Armstrong Teasdale. This release and discharge shall be fully binding and evidence a complete settlement by and between the Company and Armstrong Teasdale. The Company hereby agrees to indemnify, defend, and hold Armstrong Teasdale free and harmless from and against any and all losses, damages, costs, or expenses (including reasonable attorneys’ fees) incurred by Armstrong Teasdale as a direct or indirect result of breach of any representation or warranty of the Company contained in this Agreement and any and all documents, certificates and other agreement relating to same.

B. Parties Released. This release and discharge shall also apply to the Parties’ subsidiaries, affiliates, directors, officers, employees, agents, representatives, heirs, executors, personal representatives, professional representatives, assigns and all other persons, firms or corporations with whom any of the Parties have been, are now or may hereafter be affiliated.

III. CONSIDERATION

A. Payment at Settlement. In consideration of the foregoing terms and conditions, the Company shall:

1. Pay by wire transfer on February 8, 2013, Fifty Thousand Dollars ($50,000) to the account of Armstrong Teasdale, at Cass Commercial Bank, 13001 Hollenberg Drive, Bridgeton, MO 63044, account number 40052036, with ABA routing number 081000605, and swift code CASSUS41 (the “Settlement Fee”);

2. Instruct the Company’s transfer agent on February 8, 2013, to immediately issue to Armstrong Teasdale a certificate for 873,333 shares of common stock of the Company, par value $0.001 per share, (collectively, the “Shares”), such certificate to reflect the following, and only the following, restrictive legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”;

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3. Provide evidence on February 8, 2013 of instructions issued from the Company to its transfer agent instructing the issuance of Shares to Armstrong Teasdale as of February 7, 2013, such evidence shall be in the form of Exhibit A hereto; and

4. Register such Shares pursuant to the terms of set forth in Section IV below.

IV. Registration Rights of Shares

(a) If at any time the Company proposes to file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “1933 Act”) on any form on which the Shares may be registered, it shall give Armstrong Teasdale written notice of its intention to file such registration statement. If Armstrong Teasdale so elects, by written notice to the Company given within twenty (20) days after the receipt of such notice from the Company, Armstrong Teasdale may elect to have all or any portion of Shares registered by such registration statement if such registration statement becomes effective.

(b) The registration referred to in this Section IV(a) above shall be accomplished at the sole expense of the Company, except that Armstrong Teasdale shall pay whatever additional costs (including filing fees) are incurred by the Company solely as a result of the inclusion of the Shares in the registration statement.

(c) If any Shares are registered pursuant to this Section IV, the registration rights of the Shares shall be no less than the registration rights of other shares that are registered under the applicable registration statement.

(d) Notwithstanding anything herein to the contrary, the Company shall not be required to register any Shares if counsel for the Company opines and counsel for Armstrong Teasdale agrees (which agreement will not be withheld unreasonably) that such Shares may be sold publicly by Armstrong Teasdale without registration under the 1933 Act (including reliance on Rule 144 under the 1933 Act) and applicable state blue sky laws, or if the Company, at its expense, procures a “no action” letter from the Securities and Exchange Commission indicating that it will take no action if the Shares are sold without registration.

(e) If any of Shares are registered, Armstrong Teasdale and the Company will enter into a cross indemnity agreement in form and substance satisfactory to counsel for each of Armstrong Teasdale and the Company (which satisfaction shall not be withheld unreasonably) by which the Company will indemnify Armstrong Teasdale against any liability arising under the 1933 Act, except to the extent that liability arises in connection with information supplied to the Company by Armstrong Teasdale or its agents, and Armstrong Teasdale shall indemnify the Company against any liability arising under the 1933 Act, but only to the extent that liability arises in connection with information supplied to the Company by Armstrong Teasdale or its agents.

(f) The registration rights granted by this Agreement shall be for the benefit of Armstrong Teasdale or any transferee of Armstrong Teasdale to whom Shares are transferred directly or indirectly by Armstrong Teasdale in a transaction or series of transactions not involving any public offering. The Company makes no representations as to transferability of the Shares. However, if Armstrong Teasdale chooses to transfer any portion of the Shares, then Armstrong Teasdale shall provide the Company an opinion of counsel to Armstrong Teasdale, in a form reasonably acceptable to the Company, that registration under the 1933 Act is not required for such transfer.

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V. ENTIRE AGREEMENT

The Parties acknowledge that this Agreement contains the entire agreement between Armstrong Teasdale and the Company with regard to the matters set forth in it, that there are no other understandings or agreements between the Parties, verbal or otherwise, in relation to the Agreement except as expressly set forth in this Agreement and that the terms of this Agreement are contractual and not mere recitals.

VI. COUNTERPARTS.

This Agreement may be executed in several counterparts, each of which shall be an original, so that all of which taken together shall constitute one and the same instrument.

VII. CONTROLLING LAW

This Agreement shall be construed and interpreted in accordance with the laws of the State of Missouri.

VIII. BINDING EFFECT.

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective affiliates, successors and/or assigns.

IX. REPRESENTATION BY COUNSEL.

The Company hereby affirms that it is entering into and executing this Agreement freely and voluntarily; that it has been represented by independent counsel of its own selection, and had an opportunity to investigate the facts and issues and seek independent advice of counsel in regard to all details and particulars of this Agreement and the underlying facts, disputes or representations; and that it clearly understands and assents to all the provisions of this Agreement. Further, the Company and Armstrong Teasdale hereby acknowledge and agree that the terms for settlement set forth in this Agreement are in all respects a fair and just compromise of all claims and issues by and between them.

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IN WITNESS WHEREOF, the Company and Armstrong Teasdale have caused this Agreement to be executed as of the date first set forth above.

GLOBALWISE INVESTMENTS, INC.,
a Nevada corporation

By: /s/ William J. Santiago
Name: William J. Santiago
Its: President and CEO

ARMSTRONG TEASDALE LLP

By: /s/ Mike Wazlawek
Name: Mike Wazlawek
Its: Partner

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